EXHIBIT 5



                        [LETTERHEAD OF PITNEY BOWES INC.]




November 3, 1998

Pitney Bowes Inc.
World Headquarters
Stamford, CT 06926-0700

Ladies and Gentlemen:

I have acted as counsel to Pitney Bowes Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the issuance of up to 18,000,000 shares of Common Stock, $1.00 par value per share (together with attached Preference Share Purchase Rights, the "Common Stock"), of the Company pursuant to the The Pitney Bowes Amended and Restated 1991 Stock Plan (the "Plan").

In connection with the foregoing, I have examined (a) the Restated Certificate of Incorporation and By-laws, as amended, of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.

Based on such examination, I am of the opinion that the shares of Common Stock available for issuance under the Plan, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/Sara E. Moss

Sara E. Moss